Exhibit 10.3
February 21, 2007
Mr. Michael D. Price
“Belvedere”
11 Belvedere Road
Paget, DV 03
Bermuda
Dear Michael:
Reference is hereby made to the letter dated August 4, 2004 by and among Platinum Underwriters Reinsurance, Inc., Platinum Underwriters Holdings, Ltd. (“Holdings”) and you (the “Letter Agreement”). This letter (the “Letter Amendment”) amends the Letter Agreement to replace Section 4 in its entirety with the following:
4. Bonus.
     During each fiscal year of the Term, you will be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of Holdings’ annual incentive plan, a copy of which has previously been provided to you (the “Bonus Plan”). Your Annual Bonus will have an incentive target equal to 200% of Base Salary (the “Target Bonus”) with the range of bonus payout to be from 0% to 400% of Base Salary, depending upon the achievement of performance objectives established under Bonus Plan. The Annual Bonus will be paid in accordance with the terms of the Bonus Plan following the end of the applicable fiscal year, which currently provides for payment fifty percent (50%) in cash and fifty percent (50%) in restricted share units, the form of which shall be substantially as set forth in Exhibit A hereto (“Bonus RSUs”), or other equity rights, as determined by the Compensation Committee of the Board (the “Committee”), and subject to the terms and conditions as the Committee shall require.
All other terms and conditions of the Letter Agreement remain in full force and effect. This Letter Amendment is intended to be a binding obligation upon Holdings and you. If this Letter Amendment correctly reflects your understanding, please sign and return one copy to me for Holdings’ records.

Platinum Underwriters Holdings, Ltd.
By:	/s/ Steven H. Newman
Steven H. Newman
Chairman of the Board of Directors

The above Letter Amendment correctly reflects our understanding, and I hereby confirm my agreement to the same.
/s/ Michael D. Price
Michael D. Price